Exhibit 99.1
TeleTech Holdings, Inc. • 9197 South Peoria Street • Englewood, CO 80112-5833 • www.teletech.com

Investor Contact:	Media Contact:
Karen Breen	Paul Kranhold
303-397-8592	415-568-9570
pk@sardverb.com
TeleTech Receives NASDAQ Staff Determination Letter
Englewood, Colo., May 21, 2008 — TeleTech Holdings, Inc. (Nasdaq: TTEC) today announced the receipt of an Additional NASDAQ Staff Determination letter on May 15, 2008 indicating that the Company is not in compliance with the filing requirement for continued listing as set forth in Marketplace Rule 4310(c)(14) (the “May 15 Letter”). As anticipated, the letter was issued in accordance with NASDAQ procedures due to the delayed filing of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2008 (the “March 31, 2008 Form 10-Q”), as discussed previously in the Notification of Late Filing filed on Form 12b-25 with the Securities and Exchange Commission (the “SEC”) on May 13, 2008. The May 15 Letter provides the Company the opportunity, until May 22, 2008, to present a written plan to cure the March 31, 2008 Form 10-Q late filing. The Company intends to submit information by May 22, 2008 to explain that the filing of the March 31, 2008 Form 10-Q has been delayed due to the pending restatements of the Company's historical financial statements.
As previously disclosed on May 7, 2008 in a Current Report on Form 8-K and press release, the NASDAQ Listing and Hearing Review Council (the “Listing Council”) stayed an earlier decision of the NASDAQ Listing Qualifications Panel requiring the filing of all required periodic reports by May 12, 2008. The Listing Council requested that the Company provide an update on its efforts to file all delayed and restated periodic reports by May 30, 2008. The Company intends to fully comply with this request and expects that its submission to the Listing Council due May 30, 2008 will also address its plan to file the March 31, 2008 Form 10-Q.
TeleTech is working diligently with its current and former independent auditors to finalize the quantification of the restatement adjustments and allocation among the periods impacted so as to become current with its filings with the SEC as soon as practicable.
ABOUT TELETECH
 TeleTech is one of the largest and most geographically diverse global providers of business process outsourcing solutions. We have a 26-year history of designing, implementing, and managing critical business processes for Global 1000 companies to help them improve their customers’ experience, expand their strategic capabilities, and increase their operating efficiencies. By delivering a high-quality customer experience through the effective integration of customer-facing front-office processes with internal back-office processes, we enable our clients to better serve, grow, and retain their customer base. We use Six Sigma-based quality methods continually to design, implement, and enhance the business processes we deliver to our clients and we also apply this methodology to our own internal operations. We have developed deep domain expertise and support approximately 300 business process outsourcing programs serving more than 100 global clients in the automotive, communications, financial services, government, healthcare, retail, technology and travel and leisure industries. Our integrated global solutions are provided by 51,000 employees utilizing 38,000 workstations across 88 Delivery Centers in 18 countries.
FORWARD-LOOKING STATEMENTS
 This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or comparable words. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. All statements not based on historical fact are forward-looking statements that involve substantial risks and uncertainties. Important factors that could cause our actual results to differ materially from those expressed or implied by such forward-looking statements, include but are not limited to the following: all reported results are presented without taking into account any adjustments that may be required in connection with the ongoing review of TeleTech’s accounting for equity-based compensation plans and should be considered preliminary until TeleTech files its Form 10-K for the fiscal year ended December 31, 2007; the effect of TeleTech’s failure to timely file all of its required reports under the Securities and Exchange Act of 1934, including the potential of a default under its credit facility; our ability to meet the requirements of the NASDAQ Stock Market for continued listing of our shares; any future decisions by the NASDAQ Stock Market regarding continued listing of TeleTech’s common shares; potential claims and proceedings relating to such matters, including shareholder litigation and action by the SEC and/or other governmental agencies; negative tax or other implications for TeleTech resulting from any accounting adjustments or other factors; our belief that we are continuing to see strong demand for our services; the ability to close and ramp new business opportunities that are currently being pursued or that are in the final stages with existing and/or potential clients in order to achieve our Business Outlook; estimated revenue from new, renewed, and expanded client business as volumes may not materialize as forecasted or be sufficient to achieve our Business Outlook; the possibility of lower revenue or price pressure from our clients experiencing a business downturn or merger in their business; greater than anticipated competition in the BPO and customer management markets, causing adverse pricing and more stringent contractual terms; risks associated with losing or not renewing client relationships, particularly large client agreements, or early termination of a client agreement; the risk of losing clients due to consolidation in the industries we serve; consumers’ concerns or adverse publicity regarding our clients’ products; our ability to execute our growth plans, including sales of new services; our ability to achieve our year-end 2008 and 2009 financial goals, including those set forth in our Business Outlook; risks associated with attracting and retaining cost-effective labor at our delivery centers; the possibility of additional asset impairments and restructuring charges; risks associated with changes in foreign currency exchange rates; our ability to find cost effective delivery locations, obtain favorable lease terms, and build or retrofit facilities in a timely and economic manner; risks associated with business interruption due to weather, pandemic or terrorist-related events; economic or political changes affecting the countries in which we operate; achieving continued profit improvement in our International BPO operations; changes in accounting policies and practices promulgated by standard setting bodies; and new legislation or government regulation that impacts the BPO and customer management industry.
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